Exhibit 99.1

Chart Acquisition Corp. Announces Pricing of
$75,000,000 Initial Public Offering

NEW YORK, Dec. 14, 2012 /PRNewswire/ -- Chart Acquisition Corp. (the "Company") (CACGU), a newly-organized blank check company formed for the purpose of acquiring or merging with an operating business, today announced the pricing of its initial public offering of 7,500,000 units at a price of $10.00 per unit for gross proceeds of $75,000,000 on December 13, 2012.  Each unit issued in the initial public offering consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $11.50 per share.

The Company's units have been approved for listing upon notice of issuance on the Nasdaq Capital Market under the ticker symbol "CACGU".  The Company has granted the underwriters a 45-day option to purchase up to an additional 1,125,000 units to cover overallotments, if any.

Deutsche Bank Securities Inc. and Cowen and Company, LLC acted as the lead managers of the offering, and Mitsubishi UFJ Securities (USA), Inc. acted as co-manager of the offering.  Ellenoff Grossman & Schole LLP acted as counsel to the Company and DLA Piper LLP (US) acted as legal counsel to the underwriters.

The offering of these securities will be made only by means of a prospectus. A registration statement relating to the units and the underlying securities has been declared effective by the Securities and Exchange Commission on December 13, 2012.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus related to this offering may be obtained from Deutsche Bank Securities Inc. at 60 Wall Street, New York, New York 10016, or by email at prospectus.cpdg@db.com or Cowen and Company LLC at c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: (631) 274-2806, Fax: (631) 254-7140.

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Contact Information:

Michael LaBarbera
Chief Financial Officer
212-350-8275